Website Maintenance Notice We are doing website maintenance from the evening of July 13 through the afternoon of July14. During this time, notification emails may be delayed. T. Rowe Price exchange-traded funds (ETFs) Where others see market noise, we see opportunity Through the noise. our portfolio managers actively uncover meaningful market signals. Discover how those signals power our active ETFs, designed to help your clients outperform the index. Active ETFs: Designed to Outperform Consider active ETFs your opportunity to outperform the index Our active management approach helps you seize the moment, more often. With convenience, cost effectiveness, and tax efficiency, our ETFs are agile enough to adapt to changing markets. And that gives you the edge to pursue better long-term returns compared to an index.

Products ActiveETFs Meet diverse client needs with a wide selection of actively managed ETFs across asset classes, market segments and regions. View ETF Performance TACU Active Core U.S. equity Large Blend TCAF Capital Appreciation Equity ETF TCAL Capital Appreciation Premium TCHP Blue Chip Growth ETF* TDVG Dividend Growth ETF* TEQI Equity Income ETF* TGRT Growth ETF TGRW Growth Stock ETF* THEQ Hedged Equity ETF TMSL Small-Mid Cap ETF TSPA U.S. Equity Research ETF* TVAL Value ETF

Sec our full ETF list including performance. You may have to pay more money to trade the ETF's shares. This ETF will provide less information to traders, who tend to charge more for trades when they have less information. The price you pay to buy ETF shares on an exchange may not match the value of the ETF's portfolio. The same is true when you sell shares. These price differences may be grater for this ETF compared to other ETFs because it provides less information to traders. These additional risks may be even greater in bad or uncertain market conditions. The ETF will publish on its website each day a Proxy Portfolio designed to help trading in shares of the ETF. While the Proxy Portfolio includes some of the ETFs holdings. It is not the ETF's actual portfolio. The differences between this ETF and other ETF's may also have advantages. By keeping certain information about the ETF secret, this ETF may face less risk that other traders can predict or copy its investment strategy. This may improve the ETF's performance. If other traders are able to copy or predict the ETF's investment strategy, however, this may hurt the ETF's performance. For additional information regarding the unique attributes and risks of the ETF, see the prospectus. Deepen your knowledge Gain benefits of active management in an ETF Discover how active ITFs have the potential to outperform. Are you falling for these six ETF myths? Debunk common misconceptions about exchange-traded funds. How active fixed income ETFs have the potential to outperform benchmarks. Explore why many investors are turning to actively managed fixed income ETFs.

Active, independent, expert perspectives Redefining derivative income investing Four reasons to select an actively managed ETF for international equities. The case for active sector ETFs in an AI-driven economy. Discover the possibilities of an active Technology ETF Contact us 877.561.7670 advisorservices@troweprice.com Important Information **Risk Considerations: All investments are subject to market risk, including the possible loss of principal. The Eligible Assets have a relatively limit history of existence and operations compared to traditional commodities. There is a limited established pe1formance record tor the price of the assets and, in turn, a limited basis for evaluating an investment. Crypto assets (including the Eligible Assets) have experienced periods of extreme price volatility and their prices may be influenced by, among other things, trading activity and regulatory scrutiny of crypto trading platforms due to fraud, failure, security breaches or otherwise. To the extent that the Fund trades Eligible Assets on crypto platforms and other trading venues, these crypto trading platforms are relatively new·. In addition, crypto trading platforms maybe lightly regulated. unregulated, or may be non-compliant with existing and applicable regulations in one or more jurisdictions in which they operate. A market disruption. such as a government taking regulatory or other actions that disrupt the crypto asset market. can also make it difficult to liquidate a position. Cr1pto asset markets in the U.S. exist in a state of regulatory uncertainty. and adverse legislative or regulatory developments could significantly harm the value of the Eligible Assets or the Shares. Regulatory developments such as by banning, restricting or imposing onerous conditions or prohibitions on the use of crypto assets, mining activity, digital wallets, the provision of services related to trading and custody of crypto assets, the operation of the Eligible Asset Networks, or the crypto asset markets generally may adversely impact the value of the Eligible Assets and, therefore, of the Fund. See the prospectus for more detail on the fund's principal risks.

ETFs/ETPs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions which will reduce returns. *T.Rowe Price semi-transparent equity ETFs publish a daily Proxy Portfolio, a basket of securities designed to closely track the daily performance of the actual portfolio holdings. While the Proxy Portfolio includes some of the ETFs holdings, it is not the actual holdings. The Proxy Portfolio and other metrics, including Portfolio Overlap, are intended to provide investors and traders indication of the similarities and differences between the Proxy Portfolio and the actual holdings. The Proxy Portfolio and other metrics. including Portfolio Overlap, are intended to provide investors and traders with enough information to encourage transactions that help keep the ETF's market price close to its net asset value (NAV). There is a risk that market prices will differ from the NAV, CTFs trading on the basis of a Proxy Portfolio may trade at a wider bid/ask spread than shares of ETFs that publish their portfolios on a daily basis, especially during periods of market disruption or volatility and therefore, may cost investors more to trade. Although the ETF seeks to benefit from keeping its portfolio information confidential, others may attempt to use publicly available information to identify the ETF's investment and trading strategy. If successful. these trading practices may have the potential to reduce the efficiency and performance of the ETF. All investments are subject to market risk. including the possible loss of principal. As with all equity investments, the share price can fall because of weakness in the broad market. a particular industry, or specific holdings. Fixed income investing involves risks including, but not limited to, interest rate risk and credit risk. Active investing may have higher costs than passive investing and may underperform the broad market or passive peers similar objectives. A fund that focuses its investments in specific industries or sectors is more susceptible to adverse developments affecting those industries and sectors than a more broadly diversified fund. International investments can be riskier than U.S. investments due to the adverse effects of currency exchange rates, differences in market structure end liquidity. as well as specific country, regional, and economic developments. T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the "Sponsor"). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust. INVEST WITH CONFIDENCE. We're driven by our purpose: To identify and actively invest in opportunities to help people thrive in an evolving world.

ActiveETFs Meet diverse client needs with a wide selection of actively managed ETFs across asset classes, market segments and regions. Interest in digital assets has grown as investors explore new ways to diversify portfolios and participate in evolving markets. For some investors, gaining exposure to digital assets can involve unique considerations and operational complexity. An actively managed fund offers a familiar way to participate, with professional oversight designed to help navigate a developing investment landscape.TKNZ Active Crypto ETF** Digital Assets To learn more about Digital See our full ETF list-including performance Assets The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940, and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the Prospectus.